Exhibit 4.2
Execution Version
5.301% Fixed-to-Floating Rate Senior Notes due 2032
TEXAS CAPITAL BANCSHARES, INC.,
as Issuer,
and
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee,
FIRST SUPPLEMENTAL INDENTURE
Dated as of February 27, 2026

TABLE OF CONTENTS
ARTICLE 1    1
Section 1.01    Relation to Base Indenture.    1
Section 1.02    Definition of Terms.    2
Section 1.03    Rules of Construction.    9
ARTICLE 2    9
Section 2.01    Designation and Principal Amount.    9
Section 2.02    Maturity.    9
Section 2.03    Form, Payment and Appointment.    10
Section 2.04    Global Notes.    10
Section 2.05    Interest.    10
Section 2.06    Ranking.    13
Section 2.07    Effect of Benchmark Transition Event.    13
ARTICLE 3    15
Section 3.01    No Sinking Fund.    15
Section 3.02    Optional Redemption and Regulatory Event Redemption.    15
Section 3.03    Effect of Redemption.    16
Section 3.04    Redemption Procedures.    17
Section 3.05    No Other Redemption.    17
ARTICLE 4    17
Section 4.01    Form of Note.    17
ARTICLE 5    17
Section 5.01    Events of Default.    17
Section 5.02    Acceleration of Maturity.    19
Section 5.03    Default in Payment.    19
ARTICLE 6    20
Section 6.01    Confirmation of Covenants.    20
Section 6.02    Amendment to Section 6.07 of the Base Indenture.    20
Section 6.03    Amendments to Section 7.02 of the Base Indenture.    20
Section 6.04    Amendments to Section 7.06 of the Base Indenture.    21
ARTICLE 7    22
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Section 7.01    Ratification of Indenture.    22
Section 7.02    Trustee and Agent Not Responsible for Recitals.    22
Section 7.03    New York Law To Govern; Waiver of Jury Trial.    23
Section 7.04    Separability.    23
Section 7.05    Counterparts; Delivery of Signature Pages.    23
Section 7.06    Required Notices or Demands.    23
Section 7.07    USA Patriot Act.    24
Section 7.08    Force Majeure.    24

ii

FIRST SUPPLEMENTAL INDENTURE, dated as of February 27, 2026 (this “Supplemental Indenture”), between Texas Capital Bancshares, Inc., a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), amending and supplementing the Indenture, dated as of February 27, 2026, between the Company and the Trustee, governing the issuance of Debt Securities (the “Base Indenture”). The Base Indenture, as amended and supplemented by this Supplemental Indenture, shall be referred to herein as the “Indenture.” Capitalized terms used herein have the meanings assigned to them in the Base Indenture unless otherwise indicated.
RECITALS
WHEREAS, the Company has executed and delivered the Base Indenture to the Trustee to provide for the issuance of the Company’s Debt Securities, to be issued from time to time in one or more series as determined by the Company under the Base Indenture;
WHEREAS, Section 9.01 of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the forms or terms of Debt Securities of any series as permitted by Section 2.01 and Section 2.05 of the Base Indenture;
WHEREAS, pursuant to Section 2.05 of the Base Indenture, the Company wishes to provide for the issuance of a new series of Debt Securities to be known as the Company’s 5.301% Fixed-to-Floating Rate Senior Notes due 2032 (the “Notes”), with the form, terms, provisions and conditions thereof to be set forth as provided in this Supplemental Indenture; and
WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture, and the Company has requested that the Trustee execute and deliver this Supplemental Indenture.
AGREEMENT
NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Article 1
DEFINITIONS
Section 1.01Relation to Base Indenture.
This Supplemental Indenture constitutes an integral part of the Base Indenture, and supplements and amends the Base Indenture solely with respect to the Notes. To the extent there is any inconsistency between the terms of this Supplemental Indenture and the terms of the Base Indenture, the terms of this Supplemental Indenture shall control.

Section 1.02Definition of Terms.
For all purposes of this Supplemental Indenture:
(a)    a term not defined herein that is defined in the Base Indenture has the same meaning when used in this Supplemental Indenture;
(b)    the definition of any term in this Supplemental Indenture that is also defined in the Base Indenture shall supersede the definition of such term in the Base Indenture;
(c)    a term defined anywhere in this Supplemental Indenture has the same meaning throughout;
(d)    headings are for convenience of reference only and do not affect interpretation; and
(e)    the following terms have the meanings given to them in this Section 1.02:
“1940 Act Event” means an event requiring the Company to register as an investment company pursuant to the Investment Company Act of 1940.
“Authenticating Agent” means any Person, which may include the Company, authorized by the Trustee pursuant to Section 2.07 of the Base Indenture to act on behalf of the Trustee to authenticate Securities of one or more series.
“Benchmark” means, initially, Compounded SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.
“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date; provided that if the Benchmark Replacement cannot be determined in accordance with clause (1) below as of the Benchmark Replacement Date and the Company or its designee shall have determined that the ISDA Fallback Rate determined in accordance with clause (2) below is not an industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time, then clause (2) below shall be disregarded, and the Benchmark Replacement shall be determined in accordance with clause (3) below:
(1)the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;
(2)the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or
(3)the sum of: (a) the alternate rate of interest that has been selected by the Company or its designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.
“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:
(1)the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(2)if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or
(3)the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that the Company or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its designee determines is reasonably practicable).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):
(1)public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
“Calculation Agent” means the firm appointed by the Company prior to the commencement of the floating rate period. The Company or an affiliate of the Company may assume the duties of the Calculation Agent.
“Company Request” and “Company Order” mean, respectively, a written request or order signed in the name of the Company by its Chairman of the Board, its Chief Executive Officer, its President or a Vice President, or its Chief Financial Officer, and by its Treasurer, an Assistant Treasurer, its Controller, an Assistant Controller, its Secretary or an Assistant Secretary, and delivered to the Trustee.
“Compounded SOFR” means, with respect to any Interest Period during the Floating Rate Period, “Compounded SOFR” as determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):
“Corporate Trust Office” means the designated office of the Trustee at which at any time this Indenture shall be administered, which office at the date hereof is located at U.S. Bank Trust Company, National Association, 1255 Corporate Drive, 6th Floor, Irving, Texas 75038, Attention: Texas Capital Bancshares, Inc. Administrator, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the designated corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Company).
“Coupon Rate” means, as of any date, the interest rate applicable on such date pursuant to Section 2.05 of this Supplemental Indenture.
“Custodian” means, with respect to any Global Note, the Registrar, as custodian for DTC with respect to such Global Note.
“d” means the number of days in the relevant Observation Period.
“DTC” has the meaning set forth in Section 2.03(d) of this Supplemental Indenture.
“Event of Default” has the meaning set forth in Section 5.01 of this Supplemental Indenture.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“Fixed Interest Payment Date” has the meaning set forth in Section 2.05(b) of this Supplemental Indenture.
“Fixed Rate Period” has the meaning set forth in Section 2.05(b) of this Supplemental Indenture.
“Floating Interest Payment Date” has the meaning set forth in Section 2.05(b) of this Supplemental Indenture.
“Floating Rate Period” has the meaning set forth in Section 2.05(b) of this Supplemental Indenture.
“Global Notes” has the meaning set forth in Section 2.04 of this Supplemental Indenture.
“Interest Payment Date” has the meaning set forth in Section 2.05(a) of this Supplemental Indenture.

“Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before each Floating Interest Payment Date (or, in the case of the redemption of the Notes, preceding the applicable Redemption Date).
“Interest Period” has the meaning set forth in Section 2.05(a) of this Supplemental Indenture.
“Interest Rate Agreement” means any interest swap agreement (including any interest rate and foreign exchange rate swap agreement), cap agreement, floor agreement, collar agreement, interest rate agreement, foreign exchange rate agreements, and similar financial instruments.
“ISDA Definitions” means the 2021 ISDA Definitions published by ISDA, or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Issue Date” means the date of this Supplemental Indenture.
“Maturity Date” means February 27, 2032.
“Notes” has the meaning set forth in the recitals hereto.
“Observation Period” means, in respect of each Interest Period during the Floating Rate Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Floating Interest Payment Date for such Interest Period (or in the final Interest Period during the Floating Rate Period, preceding the Maturity Date or, in the case of the redemption of the Notes, preceding the applicable Redemption Date).
“Officer” means the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Treasurer, Controller, Managing Director, or any Vice President or Assistant Vice President of a Person.
“Par Call Date” means February 27, 2031.
“Paying Agent” means any Person, which may include the Company, authorized by the Company to pay the principal of or any premium or interest on any one or more series of Securities on behalf of the Company.

“Principal Subsidiary Bank” means (i) any bank subsidiary the consolidated assets of which constitute 25% or more of the Company’s consolidated assets and (ii) any other bank subsidiary designated as a “Principal Subsidiary Bank” by the Company’s Board of Directors; provided that if the Federal Reserve Board (or other competent regulatory agency or authority) notifies the Company that the Company’s bank subsidiary that is a principal subsidiary bank applying the tests in clause (i) or (ii) above does not qualify as a “major subsidiary depository institution” within the requirements of the Federal Reserve Board’s risk-based capital rules applicable to bank holding companies, such bank subsidiary will not be a “Principal Subsidiary Bank” from and after the time we receive from the Federal Reserve Board such a notice. As of the date hereof, Texas Capital Bank is the sole Principal Subsidiary Bank.
“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by the Company or its designee in accordance with the Benchmark.
“Regular Record Date” has the meaning given to such term in Section 2.05(c) of this Supplemental Indenture.
“Relevant Governmental Body” means the Federal Reserve Bank and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Bank and/or the Federal Reserve Bank of New York or any successor thereto.
“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.
“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at https://apps.newyorkfed.org/markets/autorates/sofr-avg-ind, or any successor source.

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:
(i)    the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); or
(ii)    if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (a) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, Compounded SOFR shall be the rate determined pursuant to Section 2.05(g) of this Indenture; or (b) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, Compounded SOFR shall be the rate determined pursuant to Section 2.07 of this Supplemental Indenture.
“SOFR IndexStart” means, for periods other than the initial Interest Period during the Floating Rate Period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial Interest Period during the Floating Rate Period, the SOFR Index value on the date that is two U.S. Government Securities Business Days before the first day of such initial Interest Period (such first day for the Notes expected to be February 27, 2031).
“SOFR IndexEnd” means the SOFR Index value on the Interest Payment Determination Date relating to the applicable Floating Interest Payment Date (or in the final Interest Period, relating to the Maturity Date, or, in the case of the redemption of this Note, relating to the applicable Redemption Date).
“Tax Event” means the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of:
(a)    an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities;
(b)    a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); or
(c)    an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation;
in each case, which change or amendment becomes effective or which administrative or judicial action is announced on or after the Issue Date, with respect to which there is more than an insubstantial risk that interest payable by the Company on the Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association or any successor organization recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
“USA Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
The terms “Company,” “Trustee,” “Indenture” and “Base Indenture” shall have the respective meanings set forth in the paragraph preceding the recitals to this Supplemental Indenture.
Section 1.03Rules of Construction.
For all purposes of this Supplemental Indenture:
(a)    a term has the meaning assigned to it;
(b)     an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(c)     “or” is not exclusive;
(d)    words in the singular include the plural, and in the plural include the singular and use of any gender includes each other gender;
(e)    provisions apply to successive events and transactions;
(f)    unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness; and
(g)    the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP.
Article 2
GENERAL TERMS AND CONDITIONS OF THE NOTES
Section 2.01Designation and Principal Amount.
There is hereby authorized a series of Debt Securities designated the “5.301% Fixed-to-Floating Rate Senior Notes due 2032,” initially offered in the aggregate principal amount of

$400,000,000, which amount shall be as set forth in a Company Order for the authentication and delivery of Notes pursuant to Section 2.07 of the Base Indenture.
Section 2.02Maturity.
Unless earlier redeemed pursuant to Section 3.02 of this Supplemental Indenture, the date upon which the Notes shall become due and payable at final maturity, together with any accrued and unpaid interest, is the Maturity Date.
Section 2.03Form, Payment and Appointment.
(a)    Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or one of its Subsidiaries, holds as of 11:00 a.m. New York City time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.
(b)    No service charge shall be made for any registration of transfer or exchange of the Notes, but the Company may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.
(c)    The Paying Agent, Authenticating Agent and Registrar for the Notes shall initially be the Trustee.
(d)    The Company initially appoints The Depository Trust Company (“DTC”) to act as Depository with respect to the Global Notes. The Trustee shall act as Custodian with respect to the Global Notes.
(e)    The Notes shall be issuable in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof in book-entry form only.
Section 2.04Global Notes.
The Notes shall be represented by a permanent global certificate (collectively, the “Global Notes”) deposited with, or on behalf of, DTC and registered in the name of Cede & Co. Unless and until certificated notes are issued under the limited circumstances described in the Indenture or this Section 2.04, no Holder shall be entitled to receive a definitive certificate representing the Notes. So long as DTC or any successor depositary or its nominee is the registered owner of the Global Note, DTC or any successor depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the notes for all purposes of the Indenture. Beneficial interests in the Global Note will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Note through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC. In connection with any proposed transfer outside the book entry only system, there shall be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.
Section 2.05Interest.
(a)    Interest on this Note will accrue from, and including, the Issue Date to, but excluding, the first interest payment date and then from, and including, the immediately preceding interest payment date to which interest has been paid or duly provided for to, but excluding, the next interest payment date (or if the Notes are redeemed during the period, the Redemption Date) (individually referred to as an “Interest Payment Date” and collectively as the “Interest Payment Dates”) or the Maturity Date, as the case may be. Each of these periods is referred to as an “Interest Period.”
(b)    During the period from, and including, the Issue Date to, but excluding, February 27, 2031 (the “Fixed Rate Period”), the Notes will bear interest at the rate of 5.301% per annum. Such interest will be payable semi-annually in arrears on February 27 and August 27 of each year, commencing on August 27, 2026 (each such date, a “Fixed Interest Payment Date”). During the period from, and including, February 27, 2031, to, but excluding, February 27, 2032 (the “Floating Rate Period”), the Notes will bear interest at a floating rate per annum equal to Compounded SOFR plus 1.94%, as determined by the Calculation Agent. Such interest will be payable quarterly in arrears on May 27, 2031, August 27, 2031, November 27, 2031 and on the Maturity Date (each such date, a “Floating Interest Payment Date”). Compounded SOFR for each Interest Period in the Floating Rate Period will be calculated by the Calculation Agent in accordance with the formula set forth in this Supplemental Indenture with respect to the Observation Period relating to such Interest Period.
For the Fixed Rate Period, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any Fixed Interest Payment Date, any Redemption Date for the Notes or the Maturity Date falls on a day which is not a Business Day, the related payment of principal or interest will be made on the next day that is a Business Day with the same force and effect as if made on the date such payment was due, and no interest will accrue on the amount payable for the period from and after such Interest Payment Date, Redemption Date or Maturity Date, as the case may be.
For the Floating Rate Period, interest will be computed on the basis of the actual number of days in each Interest Period (or any other relevant period) and a 360-day year. The amount of accrued interest payable on this Note for each Interest Period during the Floating Rate Period will be computed by multiplying (i) the outstanding principal amount of this Note by (ii) the product of (a) the interest rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of days in the applicable Interest Period divided by 360. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application and will in no event be lower than zero. For the Floating Rate Period, if any Floating Interest Payment Date of this Note (other than the Maturity Date or any Redemption Date) falls on a day which is not a Business Day, that Floating Interest Payment Date will be postponed and the related payment of interest on this Note will be made on the next day which is a Business Day, except that if the next succeeding Business Day falls in the next calendar month, then such Floating Interest Payment Date will be advanced to the immediately preceding day that is a Business Day, and in each case, the related Interest Periods will also be adjusted for such non-Business Days.
(c)  Method of Payment. Interest will be paid to the person in whose name a Note is registered at the close of business on the 15th calendar day (whether or not a Business Day) preceding the related Interest Payment Date; provided that if the Notes are global notes held by DTC, the record date for such Notes will be the close of business on the Business Day preceding the applicable Interest Payment Date (such date the “Regular Record Date”), and provided further that interest payable on the maturity of the principal of the Notes or (subject to the exceptions described in this Supplemental Indenture or the Notes) any Redemption Date will be paid to the person to whom principal is paid. The Notes will be payable as to principal and interest at the office or agency of the Company maintained for such purpose which shall be in Dallas, Texas, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their last addresses as they appear on the Debt Security Register of the Company, provided that payment shall be made directly to the Holder of the Notes (by Federal funds wire transfer or otherwise) if the Holder has delivered written instructions to the Trustee 15 days prior to such payment date requesting that such payment will be so made and designating the bank account to which such payments shall be so made. A “Business Day” means any day that is not a Saturday or Sunday, and that is not a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
(d) The Calculation Agent shall be responsible for making calculations called for under the Indenture and the Notes, including but not limited to determination of interest, redemption price, premium, if any, and any other amounts payable on the Notes. The Calculation Agent shall make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders. The Calculation Agent shall provide a schedule of its calculations to the Trustee when requested by the Trustee, and the Trustee is entitled to rely conclusively on the accuracy of such calculations without independent verification. The Trustee shall forward the calculations to any Holder upon the written request of such Holder. The Trustee, acting in any capacity hereunder, shall have no liability or responsibility for making any calculation called for under the Indenture or the Notes, and shall be entitled to rely conclusively upon the accuracy of the Calculation Agent’s calculations without independent verification thereof.
(e)    Notwithstanding anything to the contrary in the Indenture or the Notes, if the Company or its designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining SOFR, then the benchmark replacement provisions set forth in Section 2.07 below will thereafter apply to all determinations of the rate of interest payable on the Notes.
(f) For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each Interest Period during the Floating Rate Period will be an annual rate equal to the sum of the Benchmark Replacement plus 1.94%.
(g) If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” shall mean, for the applicable Interest Period in the Floating Rate Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/reference-rates/additional-information-about-reference-rates, or any successor source. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180-calendar days” shall be removed. If SOFR does not so appear for any day “i” in the Observation Period (“SOFRi”), SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.
Section 2.06Ranking.
The Notes shall be unsecured senior indebtedness of the Company and shall rank equally and ratably in right of payment with all of the Company’s other unsecured and unsubordinated indebtedness outstanding from time to time.
Section 2.07Effect of Benchmark Transition Event.
(a)    Benchmark Replacement. If the Company or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark (as defined below) on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates.
(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.
(c) Decisions and Determinations. Any determination, decision or election that may be made by the Company or its designee pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment, or the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:
(i)will be conclusive and binding on the beneficial owners and Holders of the Notes and the Trustee absent manifest error;
(ii)if made by the Company, will be made in the Company’s sole discretion;
(iii) if made by the Company’s designee (which may be the Company’s affiliate), will be made after consultation with the Company, and such designee (which may be the Company’s affiliate) will not make any such determination, decision or election to which the Company reasonably objects; and
(iv)notwithstanding anything to the contrary in the Indenture or this Note, shall become effective without consent from the Holders of the Notes, the Trustee or any other party.
(d) Any determination, decision or election pursuant to the benchmark replacement provisions shall be made by the Company or its designee (which may be the Company’s affiliate) on the basis as described above, and in no event shall the Calculation Agent be responsible for making any such determination, decision or election.
(e) None of the Trustee, Paying Agent, or the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the Trustee, Paying Agent, and Calculation Agent shall be entitled to conclusively rely on any determinations made by the Company or its designee without independent investigation, and none of the Trustee, Paying Agent, and Calculation Agent will have any liability for actions taken at the Company’s direction in connection therewith.
(f) None of the Trustee, Paying Agent, or the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in the Indenture as a result of the unavailability of SOFR, or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of the Indenture and reasonably required for the performance of such duties. None of the Trustee, Paying Agent, or Calculation Agent shall be responsible or liable for the Company’s actions or omissions or for those of any of the Company’s designees, or for any failure or delay in the performance by Company or any of its designees, nor shall any of the Trustee, Paying Agent, or Calculation Agent be under any obligation to oversee or monitor the Company’s performance or the performance of any of the Company’s designees. The Trustee may conclusively rely, without investigation, on the Calculation Agent’s determination of the interest rate during the Floating Rate Periods.
Article 3
REDEMPTION AND REPURCHASE OF THE NOTES
Section 3.01No Sinking Fund.
The Notes are not entitled to the benefit of any sinking fund. Sections 3.06 and 3.07 of the Base Indenture shall not apply to the Notes.
Section 3.02Optional Redemption.
(a)    The Company may redeem the Notes at the Company’s option, in whole, but not in part, on the Par Call Date but not prior thereto (except upon the occurrence of the events described in Section 3.02 (b)), at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon, if any, to but excluding, the Redemption Date. The Company may also redeem the Notes at the Company’s option, in whole or in part, at any time and from time to time on or after January 28, 2032 (30 days prior to the Maturity Date) at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date.
(b) The Notes may not otherwise be redeemed prior to the Maturity Date, except that on at least 30 days but no more than 60 days prior written notice delivered to the Holders, the Company may also, at its option, redeem the Notes, in whole, but not in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date, within 90 days of the occurrence of a Tax Event or a 1940 Act Event.
(c)    Prior to giving any notice to the Holders pursuant to Section 3.02(b), the Company shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate certifying that (i) a Tax Event or a 1940 Act Event has occurred and (ii) the Company is entitled to redeem the Notes in accordance with Section 3.02(b), and the Trustee may conclusively rely on such Opinion of Counsel and Officers’ Certificate.

(d) The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall not be responsible for calculating the redemption price or any component thereof.
(e)    Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each holder of Notes to be redeemed. Any such notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent that must be satisfied prior to our obligation to redeem the Notes subject to such notice of redemption, including, but not limited to, completion of an equity offering, refinancing or other corporation transaction. If such redemption is subject to satisfaction of one or more conditions precedent, such notice will describe each such condition, and if applicable, will state that, in the Company’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by the Company in its sole discretion), or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date as so delayed, or that such notice may be rescinded at any time in the Company’s discretion if as determined in good faith by the Company, any or all of such conditions will not be satisfied. The Company will provide the Trustee with written notice of the satisfaction or waiver of such conditions precedent, the delay of such redemption or the rescission of such notice of redemption prior to the close of business on the Business Day prior to the Redemption Date in the same manner that the related notice of redemption was given to the Trustee, and the Trustee will send a copy of such notice to the Trustee to the Holders in the same manner that the related notice of redemption was given to such Holders.
(f)    In the case of a partial redemption, selection of the Notes for redemption will be made pro rata or by lot. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.
(g)    Unless the Company defaults in payment of the redemption price, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

(h)    In addition to the Company’s right to redeem the Notes as set forth above in this Section 3.02, the Company may at any time and from time to time purchase Notes in open market transactions, tender offers or otherwise.
Section 3.03Effect of Redemption.
Unless the Company defaults in the payment of the redemption price, on and after the Redemption Date, (a) interest shall cease to accrue on the Notes immediately prior to the close of business on the Redemption Date, (b) the Notes shall become due and payable at the redemption price and (c) the Notes shall be void and all rights of the Holders in respect of the Notes shall terminate and lapse (other than the right to receive the redemption price upon surrender of such Notes but without interest on such redemption price). Following the notice of a redemption, neither the Company nor the Registrar shall be required to register the transfer of or exchange the Notes to be redeemed.
Section 3.04Redemption Procedures.
On or prior to 11:00 a.m. New York City time on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust) an amount of money sufficient to pay the redemption price of, and (except if the Redemption Date shall be an Interest Payment Date) accrued interest on, all the Notes that are to be redeemed on that date. If the Company gives an irrevocable notice of redemption with respect to the Notes pursuant to Section 3.02 of this Supplemental Indenture in connection with an optional redemption, and the Company has deposited with the Trustee or with the Paying Agent the redemption price of the Notes to be redeemed, then, on the Redemption Date, the Paying Agent shall irrevocably deposit such funds with the Depository. The Company shall also give the Trustee irrevocable instructions and authority to instruct the Depository to pay the redemption price in immediately available funds to the Holders of beneficial interests in the Global Notes. If any Redemption Date is not a Business Day, then the redemption price shall be payable on the next Business Day (and without any interest or other payment in respect of any such delay). Interest to be paid on or before the Redemption Date for any Notes called for redemption shall be payable to the Holders on the Regular Record Date for the related Interest Payment Dates. If any Notes called for redemption are not so paid upon surrender thereof for redemption, the redemption price shall, until paid, bear interest from the Redemption Date at the Coupon Rate then in effect.
Section 3.05No Other Redemption.
Except as set forth in this Article 3, the Notes shall not be redeemable by the Company prior to the Maturity Date.

Article 4
FORM OF NOTE
Section 4.01Form of Note.
The Notes and the Authenticating Agent’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms attached as Exhibit A hereto, with such changes therein as the Officers executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof. The Notes shall be executed on behalf of the Company by any of its Officers.
Article 5
DEFAULTS AND REMEDIES
Section 5.01Events of Default.
This Section 5.01, Section 5.02 and Section 5.03 shall replace Section 6.01 of the Base Indenture with respect to the Notes only.
Each of the following is an “Event of Default” with respect to the Notes (whatever the reason for such Event of Default and whether it is voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(i) the Company defaults in the payment of the principal of the Notes when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, or otherwise;
(ii) the Company defaults in the payment of interest on the Notes when the same becomes due and payable, and such default continues for a period of 30 days;
(iii) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture with respect to the Notes and such default or breach continues for a period of 90 consecutive days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of 25% or more in aggregate principal amount of the Notes specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture;
(iv) the Company pursuant to or within the meaning of any Bankruptcy Law,
(a)commences a voluntary case,

(b)consents to the entry of an order for relief against it in an involuntary case,

(c)consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(d)makes a general assignment for the benefit of its creditors;

(v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(a) is for relief against the Company as debtor in an involuntary case and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days,
(b) appoints a Custodian of the Company or a Custodian for all or substantially all of the property of the Company, or
(c) orders the liquidation of the Company, and the order or decree shall remain unstayed and in effect for a period of 60 consecutive days; or
    (vi) a receivership of a Principal Subsidiary Bank under the Federal Deposit Insurance Act, as amended, or other applicable law.
Section 5.02Acceleration of Maturity.
In the case of an Event of Default under Section 5.01(iv) or Section 5.01(v) occurs and is continuing with respect to the Company, the principal amount of all outstanding Notes and any interest accrued thereon will become due and payable without further action or notice. If any other Event of Default occurs and is continuing, the Trustee by notice to the Company or the Holders of at least 25% in principal amount of the then outstanding Notes by notice to the Company and the Trustee may declare the principal amount of all outstanding Notes, and any interest accrued thereon, to be due and payable.
A default in the payment of principal of or interest on the Notes or in the Company’s non-performance of any other obligation under the Notes of the Indenture will not constitute an Event of Default under the Indenture and will not give rise to any right of acceleration.
At any time after such an acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in Article VI of the Base Indenture, the Holders of a majority in principal amount of the Notes then Outstanding, by written notice to the Company and the Trustee, may rescind and annul such acceleration and its consequences if (1) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Notes, (B) the principal of or premium (if any) on any Notes which have become due otherwise than by such acceleration and interest thereon, and (C) all sums paid or advanced by the Trustee under the Indenture, together with any compensation, expenses, disbursements and advances due to the Trustee under the Indenture;

(2) all Events of Default with respect to the Notes have been cured or waived as provided in Section 6.06 of the Base Indenture; and (3) the rescission would not conflict with any final judgment or decree of a court of competent jurisdiction. No such rescission shall affect any subsequent default or impair any right consequent thereon.
Section 5.03Default in Payment.
In the case of a default (not constituting an Event of Default) in the payment of interest or principal, or premium, if any, which failure to pay continues for 30 days, the Company shall, upon the demand of the Trustee, pay to the Trustee, for the benefit of the Holders, the amount then due and payable on such Notes for principal, and premium, if any, and interest and, to the extent that payment of such interest is legally enforceable, interest on any overdue principal, and premium, if any, and on any overdue interest.
If a Default with respect to Notes (other than a Default constituting an Event of Default) occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or the Notes or in aid of the exercise of any power granted therein, or to enforce any other proper remedy.
Article 6
CONFIRMATION OF COVENANTS AND AMENDMENTS
Section 6.01Confirmation of Covenants.
The covenants set forth in Sections 4.01 to 4.11 of the Base Indenture shall be applicable to the Notes. Sections 4.12 and 4.13 of the Base Indenture shall not be applicable to the Notes.
Section 6.02Amendment to Section 6.07 of the Base Indenture.
Section 6.07 of the Base Indenture shall be amended in its entirety and replaced with the following:
“The Trustee shall, within 90 days after the occurrence of a Default actually known to a Responsible Officer of the Trustee with respect to a series of Debt Securities or Coupons, if any, give to the Holders thereof, in the manner provided in Section 12.03, notice of all Defaults with respect to such series actually known to a Responsible Officer of the Trustee, unless such Defaults shall have been cured or waived before the giving of such notice; provided, that, except in the case of Default in the payment of the principal of, or premium, if any, or interest on, any of the Debt Securities or Coupons of such series or in the making of any sinking fund payment with respect to the Debt Securities of such series, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a committee of directors or Responsible Officers of the Trustee in good faith determine that the withholding of such notice is in the interests of the Holders thereof.”

Section 6.03Amendments to Section 7.02 of the Base Indenture.
(a)    Section 7.02(d) of the Base Indenture shall be amended in its entirety and replaced with the following:
“(d)    the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders of Debt Securities or Coupons of any series pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby;”
(b)    Section 7.02(f) of the Base Indenture shall be amended in its entirety and replaced with the following:
“(f)    prior to the occurrence of an Event of Default and after the curing of all Events of Default which may have occurred, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, approval or other paper or document, unless requested in writing to do so by the Holders of a majority in aggregate principal amount of the then Outstanding Debt Securities of a series affected by such matter; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is not, in the opinion of the Trustee, assured to the Trustee by the security afforded to it by the terms of this Indenture, the Trustee may require indemnity satisfactory to the Trustee against such costs, expenses or liabilities as a condition to so proceeding. The expense of every such investigation shall be paid by the Company or, if paid by the Trustee, shall be repaid by the Company upon demand;”
(c)    The word “and” shall be deleted from the end of Section 7.02(g) of the Base Indenture.
(d)    The period at the end of Section 7.02(g) of the Base Indenture shall be deleted and replaced with “;”; and
(e)    The following paragraphs shall be added as new paragraphs (i) and (j) to Section 7.02 of the Base Indenture:
“(i) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential losses or damages of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action; and
(j) The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the Notes, unless either (1) a Responsible Officer shall have actual knowledge of such Default or Event of Default or (2) written notice of such Default or Event of Default shall have been received by a Responsible Officer of the Trustee from the Company or from any Holder at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default under the Notes and this Indenture.”
Section 6.04Amendments to Section 7.06 of the Base Indenture.
Section 7.06 of the Base Indenture shall be amended in its entirety and replaced with the following:
“The Company covenants and agrees to pay in Dollars to the Trustee from time to time, and the Trustee shall be entitled to, reasonable compensation for all services rendered by it hereunder (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust), and, except as otherwise expressly provided herein, the Company will pay or reimburse in Dollars the Trustee upon its request for all reasonable expenses, disbursements and advances Incurred or made by the Trustee in accordance with any of the provisions of this Indenture (including the reasonable compensation and the expenses and disbursements of its agents, attorneys and counsel and of all Persons not regularly in its employ) except any such expense, disbursement or advances as may arise from its negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction. The Company also covenants to indemnify, defend and protect the Trustee or any predecessor Trustee in any capacity under this Indenture and any other document or transaction entered into in connection herewith and its agents for, and to hold them harmless against, any loss, claim, liability, damage or expense Incurred without negligence or willful misconduct on the part of the Trustee as determined by a final non-appealable order of a court of competent jurisdiction, arising out of or in connection with the acceptance or administration of this trust or trusts hereunder, including the reasonable costs and expenses of defending itself against any claim of liability (whether asserted by the Company, any Holder or any other Person) in connection with the exercise or performance of any of its powers or duties hereunder. The obligations of the Company under this Section 7.06 to compensate and indemnify the Trustee and to pay or reimburse the Trustee for expenses, disbursements and advances shall constitute additional indebtedness hereunder and shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company of its obligations hereunder. The Company will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The indemnification provided in this Section 7.06 shall extend to the officers, directors, agents and employees of the Trustee.
The Company and the Holders agree that such additional indebtedness shall be secured by a Lien prior to that of the Debt Securities and Coupons, if any, upon all property and funds held or collected by the Trustee, as such, except funds held in trust for the payment of principal of, and premium, if any, or interest on, particular Debt Securities and Coupons.

Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee and its agents incur expenses or renders services after an Event of Default specified in Section 6.01(g) or (h) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any bankruptcy, insolvency, reorganization or other similar law.”
Article 7
MISCELLANEOUS
Section 7.01Ratification of Indenture.
The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
Section 7.02Trustee and Agent Not Responsible for Recitals.
The recitals herein contained are made by the Company and not by the Trustee or Agent, and the Trustee and Agent assume no responsibility for the correctness thereof. The Trustee and Agent make no representation as to the validity or sufficiency of this Supplemental Indenture.
Section 7.03New York Law To Govern; Waiver of Jury Trial.
THIS SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SUPPLEMENTAL INDENTURE OR THE NOTES.
Section 7.04Separability.
In case any one or more of the provisions contained in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 7.05Counterparts; Delivery of Signature Pages.
The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronically including by PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronically including by PDF transmission shall be deemed to be their original signatures for all purposes. Except with respect to authentication of the Notes as set forth in

Section 2.07 of the Base Indenture, the Trustee shall have the right to accept and act upon any notice, instruction, or other communication, including any funds transfer instruction (each, a “Notice”), received pursuant to this Indenture by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) and shall not have any duty to confirm that the person sending such Notice is, in fact, a person authorized to do so. Electronic signatures complying with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee) shall be deemed original signatures for all purposes. Each other party to this Indenture assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized Notice and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that a Notice in the form of an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic Notice.
Section 7.06Required Notices or Demands.
Pursuant to Section 12.03 of the Base Indenture, the following is designated as the address for notices or communications to the Trustee:
U.S. Bank Trust Company, National Association, as Trustee
1255 Corporate Drive
6th Floor
Irving, TX 75038
Attention: Texas Capital Bancshares, Inc. Administration
Notices or communications given to the Trustee shall be effective only upon actual receipt.
Section 7.07USA Patriot Act.
The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.
Section 7.08Force Majeure.
In no event will the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, but not limited to, (i) any act or provision of any present or future law or regulation or governmental authority, (ii) any act of God, (iii) natural disaster, (iv) war, (v) terrorism, (vi) civil unrest, (vii) accidents, (viii) labor dispute, (ix) disease, (x) epidemic or pandemic, (xi) quarantine, (xii) national emergency, (xiii) loss or malfunction of utility or computer software or hardware, (xiv) communications system failure, (xv) malware or ransomware, (xvi) unavailability of the Federal Reserve Bank wire or telex system or other wire or other funds transfer systems, or (xvii) unavailability of securities clearing system; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
[Signature pages follow]

The parties hereto have duly executed this Supplemental Indenture as of the day and year first written above.

TEXAS CAPITAL BANCSHARES, INC.

By:	/s/ Matthew Scurlock
	Name:	Matthew Scurlock
	Title:	Chief Financial Officer

[Signature Page to First Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael K. Herberger
	Name:	Michael K. Herberger
	Title:	Vice President
[Signature Page to First Supplemental Indenture]

Exhibit A
[FORM OF FACE OF SECURITY]
[Global Securities Legend]
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
[Definitive Securities Legend]
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE SECURITY REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
Exhibit A-1

CUSIP No. [●]
ISIN No. [●]

No. [●]	$[●]
TEXAS CAPITAL BANCSHARES, INC.
5.301% Fixed-to-Floating Rate Senior Notes due 2032 (the “Notes”)
TEXAS CAPITAL BANCSHARES, INC., a Delaware corporation, promises to pay to             , or registered assigns, the principal sum of                          DOLLARS ($                     ) or such greater or lesser amount set forth on the Schedule of Exchange of Interest in the Global Note attached hereto on February 27, 2032.
Fixed Interest Payment Dates: February 27 and August 27.
Floating Interest Payment Dates: May 27, 2031, August 27, 2031, November 27, 2031 and February 27, 2032.
Exhibit A-2

IN WITNESS THEREOF, the Company has caused this instrument to be duly executed.
Dated:

TEXAS CAPITAL BANCSHARES, INC.

By:
Name: Matthew Scurlock
Title: Chief Financial Officer

Exhibit A-3

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the 5.301% Fixed-to-Floating Rate Senior Notes due 2032 described in the within-mentioned Supplemental Indenture.
U.S. BANK TRUST COMPANY, NATIONAL
ASSOCIATION,
as Trustee

By:
Authorized Signatory

Date:	February 27, 2026

Exhibit A-4

[FORM OF REVERSE SIDE OF SECURITY]

1.	Interest
TEXAS CAPITAL BANCSHARES, INC., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rates specified below.
Interest on this Note will accrue from, and including, the Issue Date to, but excluding, the first Interest Payment Date and then from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date (or if this Note is redeemed during the period, the Redemption Date) (individually referred to as an “Interest Payment Date” and collectively as the “Interest Payment Dates”) or the Maturity Date, as the case may be. Each of these periods is referred to as an “Interest Period.”
During the period from, and including, the Issue Date to, but excluding, February 27, 2031 (the “Fixed Rate Period”), this Note will bear interest at the rate of 5.301% per annum. Such interest will be payable semi-annually in arrears on February 27 and August 27 of each year, commencing on August 27, 2026 (each such date, a “Fixed Interest Payment Date”). During the period from, and including, February 27, 2031, to, but excluding, February 27, 2032 (the “Floating Rate Period”), this Note will bear interest at a floating rate per annum equal to Compounded SOFR plus 1.94%, as determined by the Calculation Agent. Such interest will be payable quarterly in arrears on May 27, 2031, August 27, 2031, November 27, 2031 and on the Maturity Date (each such date, a “Floating Interest Payment Date”). Compounded SOFR for each Interest Period in the Floating Rate Period will be calculated by the Calculation Agent in accordance with the formula set forth in the Supplemental Indenture with respect to the Observation Period relating to such Interest Period.
For the Fixed Rate Period, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any Fixed Interest Payment Date, any Redemption Date for this Note or the Maturity Date falls on a day which is not a Business Day, the related payment of principal or interest will be made on the next day that is a Business Day with the same force and effect as if made on the date such payment was due, and no interest will accrue on the amount payable for the period from and after such Interest Payment Date, Redemption Date or Maturity Date, as the case may be.
For the Floating Rate Period, interest will be computed on the basis of the actual number of days in each Interest Period (or any other relevant period) and a 360-day year. The amount of accrued interest payable on this Note for each Interest Period during the Floating Rate Period will be computed by multiplying (i) the outstanding principal amount of this Note by (ii) the product of
Exhibit A-5

(a) the interest rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of days in the applicable Interest Period divided by 360. The interest rate on this Note will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application and will in no event be lower than zero. For the Floating Rate Period, if any Floating Interest Payment Date of this Note (other than the Maturity Date or any Redemption Date) falls on a day which is not a Business Day, that Floating Interest Payment Date will be postponed and the related payment of interest on this Note will be made on the next day which is a Business Day, except that if the next succeeding Business Day falls in the next calendar month, then such Floating Interest Payment Date will be advanced to the immediately preceding day that is a Business Day, and in each case, the related Interest Periods will also be adjusted for such non-Business Days.
The Calculation Agent will determine Compounded SOFR, the interest rate and accrued interest for each Interest Period in the Floating Rate Period in arrears as soon as reasonably practicable on or after the Interest Payment Determination Date for such Interest Period and prior to the relevant Floating Interest Payment Date and will notify the Company (if the Company is not the Calculation Agent) of Compounded SOFR, such interest rate and accrued interest for each Interest Period in the Floating Rate Period as soon as reasonably practicable after such determination, but in any event by the Business Day immediately prior to the relevant Floating Interest Payment Date. At the request of a Holder of this Note, the Company will provide Compounded SOFR, the interest rate and the amount of interest accrued with respect to any Interest Period in the Floating Rate Period, after Compounded SOFR, such interest rate and accrued interest have been determined. The Calculation Agent’s determination of any interest rate, and its calculation of interest payments for any Interest Period in the Floating Rate Period, will be final and binding absent manifest error, will be maintained on file at the Calculation Agent’s designated office and will be provided in writing to the Trustee.

2.	Method of Payment
Interest will be paid to the person in whose name a Note is registered at the close of business on the 15th calendar day (whether or not a Business Day) preceding the related Interest Payment Date; provided that if the Notes are global notes held by DTC, the record date for such Notes will be the close of business on the Business Day preceding the applicable Interest Payment Date, and provided further that interest payable on the maturity of the principal of the Notes or (subject to the exceptions described in this Supplemental Indenture or the Notes) any Redemption Date will be paid to the person to whom principal is paid. The Notes will be payable as to principal and interest at the office or agency of the Company maintained for such purpose in Dallas Texas, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their last addresses as they appear on the Debt Security Register of the Company, provided that payment shall be made directly to the Holder of the Notes (by Federal funds wire transfer or otherwise) if the Holder has delivered written instructions to the Trustee 15 days prior to such
Exhibit A-6

payment date requesting that such payment will be so made and designating the bank account to which such payments shall be so made. A “Business Day” means any day that is not a Saturday or Sunday, and that is not a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

3.	Indenture
The Company issued the Notes under an Indenture (the “Base Indenture”) dated as of February 27, 2026, as amended and supplemented by a First Supplemental Indenture (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”) dated as of February 27, 2026, between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Act for a statement of those terms.
The Notes are unsecured obligations of the Company. The Company shall be entitled to issue additional Notes pursuant to Section 2.05 of the Base Indenture with terms and conditions substantially identical to those of the Notes issued on the Issue Date (except for the issue date, public offering price and amount and date of the first payment of interest thereon) without the consent of the Holders of the Notes. The Notes issued on the Issue Date and any additional Notes shall be treated as a single series for all purposes under the Indenture, provided that if the Notes issued on the Issue Date and the additional Notes are not fungible for U.S. federal income tax purposes, a separate CUSIP number will be issued for the additional Notes.

4.	Optional Redemption and Regulatory Event Redemption
The Company may redeem the Notes at the Company’s option, in whole, but not in part, on the Par Call Date but not prior thereto (except upon the occurrence of the events described in Section 3.02(b) of the Supplemental Indenture) at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon, if any, to but excluding, the Redemption Date. The Company may also redeem the Notes at the Company’s option, in whole or in part, at any time and from time to time on or after January 28, 2032 (30 days prior to the Maturity Date) at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date.
The Notes may not otherwise be redeemed prior to their maturity date, except that the Company may also, at its option, redeem the Notes, in whole, but not in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to,
Exhibit A-7

but excluding, the Redemption Date, within 90 days of the occurrence of a Tax Event or a 1940 Act Event, in accordance with Section 3.02 of the Supplemental Indenture.
The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall not be responsible for calculating the redemption price of any component thereof.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each holder of Notes to be redeemed. Any such notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent that must be satisfied prior to our obligation to redeem the Notes subject to such notice of redemption, including, but not limited to, completion of an equity offering, refinancing or other corporation transaction.
In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.
Unless the Company defaults in payment of the redemption price, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.
In addition to the Company’s right to redeem the Notes as set forth above in this paragraph 4, the Company may at any time and from time to time purchase Notes in open market transactions, tender offers or otherwise.

5.	Mandatory Redemption.
The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes. The Notes shall not be repayable at the option of a Holder thereof prior to the Maturity Date.

6.	Amendment, Supplement and Waiver.
The Indenture or the Notes may be amended or supplemented only as provided in the Indenture.

7.	Denominations; Transfer; Exchange
Exhibit A-8

The Notes are in registered form without coupons in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company, Security Registrar or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company, the Security Registrar or the Trustee, as the case may be, duly executed, by the Holder thereof or its attorney duly authorized in writing.

8.	Persons Deemed Owners
The registered Holder of this Note may be treated as the owner of it for all purposes.

9.	Discharge
The Company may discharge its obligations under the Notes and the Indenture in accordance with Article XI of the Base Indenture.

10.	Defaults and Remedies
The Events of Default relating to the Notes are defined in Section 5.1 of the Supplemental Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company and the Holders shall be as set forth in the Indenture.

11.	No Recourse Against Others
No recourse for the payment of the principal of or premium, if any, or interest on any Note, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had, directly or indirectly, against any incorporator, subscriber to the shares of beneficial interest (or capital stock or membership interests (as applicable)), shareholder, stockholder, member, employee, agent, manager, officer, trustee or director, as such, past, present or future, of the Company or the Trustee or of any predecessor or successor corporation, either directly or through the Company or the Trustee or any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that this Note and the Indenture and the obligations issued hereunder and thereunder are solely corporate obligations and that no such personal liability whatever shall attach to, or is or shall be incurred by, any incorporator, subscriber to the shares of beneficial interest (or capital stock or membership interests (as applicable)), shareholder, stockholder, member, employee, agent, manager, officer, trustee or director, as such, of the Company or the Trustee or of any predecessor or successor corporation, because of the creation of the indebtedness hereby
Exhibit A-9

authorized, or under or by reason of the obligations, covenants or agreements contained in this Note or the Indenture or implied herefrom or therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, subscriber to the shares of beneficial interest (or capital stock or membership interests (as applicable)), shareholder, stockholder, member, employee, agent, manager, officer, trustee or director, as such, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in this Note and the Indenture, any certificate or other writing delivered in connection herewith or therewith, or implied herefrom or therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture and the issuance of the Notes. By accepting this Note, each Holder of this Note agrees to the provisions of this Section 11 and waives and releases all such liability. Such waiver and release is part of the consideration for the issuance of the Notes.
12.     Authentication
This Note shall not be valid until an authorized signatory of the Trustee, or any Authenticating Agent appointed by the Trustee, manually signs the certificate of authentication on the other side of this Note.

13.	Abbreviations
Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

14.	CUSIP Numbers
The Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

15.	Governing Law
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Exhibit A-10

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to
(Print or type assignee’s name, address and zip code)
(Insert assignee’s sec. sec. or tax I.D. No.)
and irrevocably appoint agent to transfer this Security on the books of the Company. The agent may substitute another to act for him/her.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Security.

Exhibit A-11

[TO BE ATTACHED TO GLOBAL SECURITIES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE
The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Security	Amount of increase in Principal amount of this Global Security	Principal amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Securities Custodian

Exhibit A-12